Exhibit 10.4

SEVENTH AMENDMENT TO TRANSITION SERVICES AGREEMENT

This Seventh Amendment (the “Seventh Amendment”), effective as of the date last signed by both parties (the “Amendment Effective Date”) is by and between Genzyme Corporation, a Massachusetts corporation (“Service Provider”), and Vericel Corporation, formerly known as Aastrom Biosciences Inc., a Michigan corporation (“Service Recipient” or “Vericel”) (collectively, the “Parties”).

WHEREAS, effective as of May 30, 2014, Service Provider and Service Recipient entered into that certain Transition Services Agreement, as amended from time to time (collectively, the “Agreement”) which described transition services that Service Provider agreed to provide to Service Recipient in support of the sale of three (3) products (Carticel®, Epicel® and Matrix Applied Characterized Autologous Cultured Chondrocytes (“MACI®”), and collectively the “Products”) to Service Recipient (the terms of the sale are memorialized in a separate Asset Purchase Agreement between Sanofi, a French Société anonyme and Service Provider Affiliate (“Sanofi”) and Vericel, dated as of April 19, 2014 (the “Asset Purchase Agreement”));

WHEREAS, the Agreement will expire on June 30, 2016;

WHEREAS, certain of the services provided by Service Provider to Service Recipient under the Agreement, including without limitation,

1)	IT services related to data transfer,

2)	Data Controller and data hosting services until such time as data controller responsibility may be legally transferred, and

3)	Transferred Intellectual Property missing residual documentation, require additional time and support for wind-down activities; and

WHEREAS, Service Provider has agreed to provide these wind-down activities services, subject to certain dependencies and limitations specified in this Seventh Amendment; and

NOW, THEREFORE, in consideration of the above-recitals, the mutual benefits to be derived by the Parties, and other good and valuable consideration, the receipt and satisfaction of which are acknowledged, Service Provider and Service Recipient agree to amend the Agreement as follows:

1.
All capitalized terms not defined herein shall have the same meaning as set forth in the Agreement. For purposes of clarity, the Agreement in certain instances relies on definitions as set forth in the Asset Purchase Agreement, and all capitalized terms defined in neither this Seventh Amendment nor the Agreement shall have the same meaning as set forth in the Asset Purchase Agreement.

2.	Section 4.1, Term. Section 4.1 is hereby stricken and replaced in its entirety by the following:

“4.1. Term. This Agreement will commence on the Effective Date and remain in effect until the earlier of completion of all Services hereunder or December 31, 2016 (the “Term”), unless earlier terminated under this ARTICLE 4. With respect to each Service, such Service will begin upon the applicable start date set forth in the Transition Services Schedule, unless earlier terminated under this ARTICLE 4. This Agreement may be extended by the Parties in writing, either in whole or with respect to one or more of the Services.”

3.
Miscellaneous. The Parties acknowledge that, as set forth in Section 7.22 of the Asset Purchase Agreement, all transition services were to end by May 29, 2015. Service Provider hereby confirms that Service Provider has received approval from its Affiliate to continue certain transition services beyond May 29, 2015. The Parties hereby agree that, notwithstanding the term limit to the transition services set forth in Section 7.22 of the Asset Purchase Agreement, the Services will be extended as set forth in this Seventh Amendment.

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The rights and obligations of the Parties or any dispute arising out of this Seventh Amendment will be interpreted, construed and enforced in accordance with the laws of the State of New York, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.

This Seventh Amendment will terminate in accordance with the terms set forth in the Agreement.

Except as set forth in this Seventh Amendment, the terms of the Agreement shall remain in full force and effect; provided however, that in the event of a conflict between a term contained in this Seventh Amendment and a term contained in the Agreement, the term contained in this Seventh Amendment shall prevail. The Agreement, as amended, together with the Asset Purchase Agreement and the other Ancillary Agreements, constitutes the entire agreement between and among the Parties with regard to the subject matter of this Agreement, and supersedes all prior agreements and understandings with regard to such subject matter. Except for the Confidentiality Agreement, there are now no agreements, representations or warranties between or among the Parties other than those set forth in the Agreement, the Asset Purchase Agreement or the Ancillary Agreements.

IN WITNESS WHEREOF, Service Provider and Service Recipient have caused this Seventh Amendment to the Agreement to be executed by their duly authorized representatives as of the Amendment Effective Date.

GENZYME CORPORATION                    VERICEL CORPORATION

Signature:s/ Steven Couldwell                 Signature: s/ Dominick C. Colangelo

Name:    Steven Couldwell                    Name:    Dominick C. Colangelo

Title:    COO                            Title:    President & CEO

Date:    May 28, 2016                        Date:    April 26, 2016